EXHIBIT 99.1


Contact:   Diana Burton
           (732) 767-2255


                                                           For Immediate Release
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             U.S. INDUSTRIES COMPLETES SALE OF DIVERSIFIED UNIT TO A
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         CITICORP VENTURE CAPITAL COMPANY FOR APPROXIMATELY $600 MILLION
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ISELIN, NJ, March 24, 2000 - U.S. Industries, Inc. (NYSE-USI) announced today that it has completed the sale of its Diversified business unit to a Citicorp Venture Capital portfolio company for cash and notes totaling approximately $600 million.

David Clarke, Chairman and Chief Executive Officer of U.S. Industries, said, "We are pleased to have completed this important strategic transaction. Proceeds from the sale will be used to fund growth in existing operations, continue our share repurchase program, and reduce existing debt."

Since initiating its current share repurchase program in February 1999, the company has completed two board authorizations for a total of $200 million and is midway through a third $100 million authorization which it expects to complete in the next few months.

U.S. Industries is a building products company with three major business units and market leading brands: USI Bath and Plumbing Products, Lighting Corporation of America, and USI Hardware and Tools. Major brands owned by the Company include Jacuzzi, Eljer, Zurn, Ames/True Temper, Progress and Kim Lighting.

Disclosure Concerning Forward-Looking Statements
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Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, the level of automotive production, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.